Exhibit 8.1
List of Subsidiaries
As of the date of this annual report, the following are the subsidiaries of Inter&Co, Inc and Banco Inter S.A.:

Subsidiary of Inter&Co, Inc	Jurisdiction of Incorporation	Business Name

Inter Holding Financeira S.A.	Brazil	Inter Holding Financeira
Inter&Co Participações Ltda	Brazil	Inter&Co Participações
Mil Partipações e Locação S.A.	Brazil	n/a
Inter US Holding, Inc	United States	Inter US Holding
Inter US Finance LCC	United States	Inter US Finance
Inter US Management LLC	United States	Inter US Management
Inter&Co Securities LLC	United States	Inter&Co Securities
Inter&Co Advisors LLC	United States	Inter&Co Advisors
INTRGLOBALEU Serviços Administrativos, LDA	Portugal	n/a
Inter Marketplace Intermediação de Negócios e Serviços Ltda.	Brazil	Inter Marketplace
Inter Food S.A	Brazil	Inter Food
Inter Café Ltda.	Brazil	Inter Café
Inter Boutiques Ltda.	Brazil	Inter Store
Inter Viagens e Entretenimento Ltda.	Brazil	Inter Viagens
Inter Conectividade Ltda.	Brazil	Inter Conectividade

Subsidiary of Banco Inter S.A.	Jurisdiction of Incorporation	Business Name

Inter Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	Inter DTVM
IM Designs Desenvolvimento de Software Ltda.	Brazil	IM Designs
Acerto Cobrança e Informações Cadastrais S.A.	Brazil	Acerto
Inter Asset Gestão de Recursos Ltda	Brazil	Inter Asset
Inter Digital Corretora de Seguros Ltda.	Brazil	Inter Seguros
Granito Instituição de Pagamento S.A. (under common control)	Brazil	Granito
Granito Sistemas de PVD Ltda.	Brazil	n/a
Inter&Co Payments Inc.	California	Inter&Co Payments
Inter&Co Tecnologia e Serviços Financeiros Ltda.	Brazil	Inter&Co Tecnologia e Serviços Financeiros
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